Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK ELECTS DOUGLAS L. MAINE TO BOARD OF DIRECTORS

Minneapolis, Dec. 21, 2005 — Alliant Techsystems (NYSE:  ATK) announced today that Mr. Douglas L. Maine has been elected as an independent director to the company’s board of directors.  The election, which is effective January 1, 2006, increases the number of directors on the board to 11.  Maine was also appointed to serve on the board’s Audit Committee and Finance Committee.

Maine retired in 2005 as General Manager, Consumer Products Industry Division, for International Business Machines Corporation (IBM).  He joined IBM in 1998 as Chief Financial Officer.  From 2000 to 2003, he served as General Manager of ibm.com, the company’s $13 billion direct sales and service organization.

Prior to joining IBM, Maine worked for MCI Communications Corporation for 20 years, holding a number of operating and finance leadership positions, including Chief Financial Officer and Executive Vice President, and President, Southern Division.

ATK is a $3.1 billion advanced weapon and space systems company employing approximately 15,000 people in 23 states.   News and information can be found on the Internet at www.atk.com.

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